Exhibit 99.1

WESTERN WIND ANNOUNCES FILING OF FORM 15F TO TERMINATE SEC REPORTING OBLIGATIONS

TSX.V Symbol: “WND”
OTCQX Symbol: “WNDEF”
Issued and Outstanding: 73,272,748

Vancouver, BC April 9, 2013 - Western Wind Energy Corp. (the “Company” or “Western Wind”) (TSX Venture Exchange “WND”) (OTCQX “WNDEF”) announced that it will file a Form 15F today with the United States Securities and Exchange Commission (the “SEC”) to terminate registration of its common shares under Section 12(g) of the United States Securities Exchange Act of 1934, as amended.

Upon making the Form 15F filing, the Company’s reporting obligations with the SEC, including its obligation to file reports on Form 40-F and furnish reports on Form 6-K, will immediately be suspended. The termination of the Company’s reporting obligations is expected to become effective no later than 90 days after such filing if there are no objections from the SEC.

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ABOUT WESTERN WIND ENERGY CORP.

Western Wind is a vertically integrated renewable energy production company that owns and operates wind and solar generation facilities with 165 net MW of rated capacity in production, in the States of California and Arizona. Western Wind further owns substantial development assets for both solar and wind energy in the U.S. The Company is headquartered in Vancouver, BC and has branch offices in Scottsdale, Arizona and Tehachapi, California. Western Wind trades on the TSX Venture Exchange under the symbol “WND”, and in the United States on the OTCQX under the symbol “WNDEF”.

The Company owns and operates three wind energy generation facilities in California, and one fully integrated combined wind and solar energy generation facility in Arizona. The three operating wind generation facilities in California are comprised of the 120MW Windstar, the 4.5MW Windridge facilities in Tehachapi, and the 30MW Mesa wind generation facility near Palm Springs. The facility in Arizona is the Company’s 10.5MW Kingman integrated solar and wind facility. The Company is further developing wind and solar energy projects in California, Arizona, and Puerto Rico.

Jeff Rosenthal
Chief Executive Officer
jeff.rosenthal@brookfieldrenewable.com
Tel: 604.685.9463

Western Wind Investor Relations Contact:
Vanessa Pilotte
Investor Relations
E-mail: vpilotte@westernwindenergy.com
Tel: 877-470-3601

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.